UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    April 1, 2008

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Broadway, New York, New York	10012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (646) 536-2842

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

                On April 1, 2008, St. Clair Shores General Employees Retirement Systems, a stockholder of Take-Two Interactive Software, Inc. (the “Company”), filed a purported derivative action on behalf of the Company in the Court of Chancery of the State of Delaware, against the eight current members of the Board of Directors and ZelnickMedia Corporation (“ZelnickMedia”).  The plaintiff contends that the director defendants breached their fiduciary duties by, among other things, allegedly refusing to respond in good faith to offers by Electronic Arts Inc. to acquire all of the Company’s shares, approving amendments to the Management Agreement with ZelnickMedia on February 14, 2008, adopting the notice by-law amendment that was announced on February 15, 2008 (and subsequently amended on March 26, 2008), and adopting the Stockholders Rights Plan on March 24, 2008 (the “Rights Plan”).  The complaint seeks declaratory relief, preliminary and permanent injunctive relief, rescissory and other equitable relief, and damages.  Plaintiff claims that the required pre-suit demand on the Company’s Board of Directors would have been futile because a majority of the directors allegedly participated in breaches of fiduciary duties.  Together with its complaint, the plaintiff had filed a motion to expedite the proceedings, including a request that a preliminary injunction hearing be set prior to the annual meeting seeking to enjoin the issuance of rights under the Stockholders Rights Plan.  On April 4, 2008, plaintiff advised counsel for the Company and the Court of Chancery that it was withdrawing its request for expedited proceedings, would not be seeking injunctive relief, and would agree to stay its action in favor of the earlier filed Patrick Solomon v. Take-Two Interactive Software, Inc. et al. action which was previously disclosed in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2008. The Company and its Board of Directors believe the claims lack merit, and expect that this action will be resolved at the same time as any resolution of the Solomon action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Registrant)

By:	/s/ Daniel P. Emerson
Daniel P. Emerson
Vice President, Associate General Counsel and Secretary

Date:  April 4, 2008